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        [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                                                      January 7, 1997

California Federal Preferred
  Capital Corporation
200 Crescent Court, Suite 1350
Dallas, Texas 75201


                     Re: Registration Statement on Form S-11
                         Registration No. 333-16609
                         -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel for California Federal Preferred Capital Corporation, a Maryland corporation (the "Company"), and California Federal Bank, A Federal Savings Bank, in connection with the above-captioned registration statement on Form S-11 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on November 22, 1996, and Amendment No. 1 to the Registration Statement dated January 7, 1997, for the purpose of registering Series A Preferred Shares (the "Preferred Shares") of the Company in connection with the sale of such Preferred Shares to the public.

     We hereby confirm that, although the discussion set forth under the heading "FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares, based upon current law. It is possible that contrary positions may be taken by the

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California Federal Preferred Capital Corporation
January 7, 1997
Page 2


Internal Revenue Service and that a court may agree with such contrary positions.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "Legal Matters" in the Registration Statement and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "FEDERAL INCOME TAX CONSIDERATIONS" set forth in the Registration Statement filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                      Very truly yours,



                                      Skadden, Arps, Slate, Meagher & Flom LLP